Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-206041, 333-201551, 333-153535, 333-127770, 333-106100, 333-91430, 333-57752, 333-51136, 333-48706, 333-37814, and 333-51547) of Viveve Medical, Inc. of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) dated March 24, 2016 relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ Burr Pilger Mayer, Inc.

San Jose, California

March 24, 2016